STONEGATE MORTGAGE CORPORATION REPORTS FIRST QUARTER 2016
FINANCIAL RESULTS

Indianapolis, Ind. - May 10, 2016 - Stonegate Mortgage Corporation ("Stonegate Mortgage" or the "Company") (SGM), a leading, non-bank mortgage company focused on originating, financing and servicing U.S. residential mortgage loans, today reported results for the quarter ended March 31, 2016. The Company operates as an intermediary between residential mortgage borrowers and the ultimate investors of mortgages through originating, financing, and servicing U.S. residential mortgages.

“Our first quarter results were significantly impacted by a $35.7 million decline in the fair market value of our MSR asset and a 15% decrease from the prior quarter in mortgage originations from continuing operations that, while disappointing, was consistent with the overall decline in the industry as a whole during the first quarter, based on preliminary data from the Mortgage Bankers Association. Even in these difficult conditions, we made additional progress in optimizing the expense structure of our business, said Jim Smith, Chief Executive Officer of Stonegate. "As we move forward, these cost structure improvements will enhance our competitive position and drive improved operating performance. We remain highly focused on increasing overall shareholder value, improving execution and maintaining a strong balance sheet."

The following information is reported in the Company's financial and operating results from continuing operations, unless otherwise noted, as the retail restructuring announced last year resulted in, and is presented as, discontinued operations.

Revenues decreased 89% to $5.0 million in the first quarter of 2016 from $46.8 million in the fourth quarter of 2015 due primarily to the $35.7 million decline in the value of our MSR asset. The 10-year Treasury note rate decreased from 2.27% on December 31st, 2015 to 1.78% on March 31st, 2016. Revenues were down 86% from $34.9 million in the first quarter of 2015 which was predominantly the result of decreases in gains on mortgage loans held for sale and a higher negative change in the fair value of our MSRs from the first quarter of 2015 to the first quarter of 2016, partially offset by a decline in loan payoffs and principal amortization of MSRs.

Net loss for the first quarter 2016 was $37.5 million, or $1.45 per diluted share, compared to net income of $1.1 million, or $0.04 per diluted share in the fourth quarter of 2015, and net loss of $9.6 million, or $0.37 per diluted share in the first quarter of 2015. Due to the significant decline in our MSR asset during the first quarter of 2016, the difference between our deferred tax assets and deferred tax liabilities increased, which led to the recording of an additional valuation allowance against our deferred tax assets in the amount of $13.1 million.

Adjusted net loss1 was $3.1 million, or $0.12 per diluted share1, for the first quarter of 2016, after excluding pre-tax mortgage servicing rights valuation adjustments of $35.7 million. Adjusted net income was $1.2 million, or $0.05 per diluted share, for the fourth quarter of 2015 and adjusted net income was $5.7 million, or $0.22 per diluted share, for the first quarter of 2015. The decrease was primarily attributable to a reduction in our gain on sale due to lower originations volume, reduced MSR capitalization rate and shift in the retail channel production. These decreases were partially offset with decreased amortization of MSRs expense related to payoffs and principal reductions experienced during the current period and reduced operating expense due to decreased headcount in revenue producing positions, discontinued branch operations and in segment and corporate support areas. Refer to page 6 for a reconciliation of adjusted net income and adjusted diluted earnings per share to the most directly comparable measures calculated in accordance with GAAP.

1 Adjusted net income (loss) from continuing operations and adjusted diluted earnings (loss) per share from continuing operations are considered non-GAAP financial measures. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations. See page 6 of this release for a discussion of the use of these non-GAAP measures and a reconciliation of each of these non-GAAP measures to the most comparable measure prepared in accordance with GAAP.

Mortgage loan origination volume decreased 15% to $1.94 billion during the first quarter of 2016 from $2.27 billion in the fourth quarter of 2015, and decreased 26% from $2.61 billion in originations during the first quarter of 2015. Lock volume was up 14% to $3.07 billion during the first quarter of 2016 from $2.69 billion in the fourth quarter 2015, and down 32% from lock volume of $4.50 billion from the first quarter of 2015.

The Company's servicing portfolio, as measured by unpaid principal balance ("UPB"), was $18.07 billion at March 31, 2016, an increase of 3% over December 31, 2015 UPB of $17.52 billion and up 7% from March 31, 2015 UPB of $16.96 billion.

Mortgage loan funded volume through the Company's warehouse lines of credit provided to its correspondent and other customers in the Company's Financing segment increased 4% to $881.6 million in the first quarter of 2016 from $844.5 million in the fourth quarter of 2015, and increased 38% from $638.1 million in the first quarter of 2015.

Recent Developments

April 2016 Key Operating Highlights

•
Average origination volume per business day increased to $36.8 million in April 2016, up 18% compared with average origination volume per business day of $31.3 million during the first quarter of 2016.

•	Average mortgage loans locked per business day in April 2016 decreased 1% to $49.2 million, compared with average locks per business day of $49.5 million during the first quarter of 2016.

Audio Presentation

Stonegate Mortgage's Chief Executive Officer, Jim Smith and Chief Financial Officer, Carrie Preston, will review the results for the first quarter ended March 31, 2016 in a recorded presentation. The audio recording and accompanying slide presentation will be available on the Company's Investor Relations Website at http://investors.stonegatemtg.com/.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, publicly-traded, mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service, and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Stonegate Mortgage Corporation
Key Operating Statistics
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2016	December 31, 2015	March 31, 2015
Origination volume by channel:
Retail	$215.3	$292.9	$362.9
Wholesale	428.1	545.9	806.7
Correspondent	1,298.1	1,433.2	1,437.6
Total origination volume	$1,941.5	$2,272.0	$2,607.2

Average origination volume per business day	$31.3	$37.2	$42.7

Mortgage loan locks volume:
Mortgage loans locked	$3,066.0	$2,690.2	$4,495.2
Average mortgage loans locked per business day	$49.5	$44.1	$73.7

	As of
	March 31, 2016	December 31, 2015	March 31, 2015
Servicing portfolio	$18,067.8	$17,520.7	16,964.7

Stonegate Mortgage Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Revenues
Gains on mortgage loans held for sale, net	$23,122	$22,724	$45,001
Changes in mortgage servicing rights valuation	(35,720)	4,130	(24,190)
Payoffs and principal amortization of mortgage servicing rights	(7,249)	(7,226)	(13,766)
Loan origination and other loan fees	4,462	5,425	5,347
Loan servicing fees	13,446	13,771	14,339
Interest and other income	6,915	7,993	8,189
Total revenues	4,976	46,817	34,920

Expenses
Salaries, commissions and benefits	23,226	22,473	29,438
General and administrative expense	7,014	7,351	7,402
Interest expense	7,249	7,705	8,024
Occupancy, equipment and communication	4,247	4,430	4,225
Depreciation and amortization expense	2,546	2,202	1,710
Total expenses	44,282	44,161	50,799

(Loss) income before income tax (benefit) expense	(39,306)	2,656	(15,879)
Income tax (benefit) expense	(1,783)	1,603	(6,326)
(Loss) income from continuing operations, net of tax	(37,523)	1,053	(9,553)
(Loss) from discontinued operations, net of tax	—	(534)	(1,566)
Net (loss) income attributable to common stockholders	$(37,523)	$519	$(11,119)

Basic (loss) income per share:
From continuing operations	$(1.45)	$0.04	$(0.37)
From discontinued operations	$—	$(0.03)	$(0.06)
Total basic (loss) income per share	$(1.45)	$0.01	$(0.43)

Diluted (loss) income per share:
From continuing operations	$(1.45)	$0.04	$(0.37)
From discontinued operations	$—	$(0.03)	$(0.06)
Total diluted (loss) income per share	$(1.45)	$0.01	$(0.43)

Stonegate Mortgage Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share and per share data)	March 31, 2016	December 31, 2015

Assets
Cash and cash equivalents	$29,466	$32,463
Restricted cash	5,027	4,045
Mortgage loans held for sale, at fair value	697,694	645,696
Servicing advances, net	17,745	19,374
Derivative assets	17,681	12,160
Mortgage servicing rights, at fair value	171,676	199,637
Property and equipment, net	21,052	22,923
Loans eligible for repurchase from GNMA	84,006	80,794
Warehouse lending receivables	182,762	199,215
Goodwill and other intangible assets, net	6,781	6,902
Subordinated loan receivable	30,000	30,000
Other assets	22,934	27,417
Total assets	$1,286,824	$1,280,626

Liabilities and stockholders' equity
Liabilities
Secured borrowings - mortgage loans	$412,750	$492,799
Secured borrowings - mortgage servicing rights	92,069	77,069
Secured borrowings - eligible GNMA loan repurchases	36,227	37,615
Mortgage repurchase borrowings	384,560	279,421
Warehouse lines of credit	883	1,306
Operating lines of credit	4,997	5,000
Accounts payable and accrued expenses	21,874	23,544
Derivative liabilities	8,976	2,517
Reserve for mortgage repurchases and indemnifications	5,798	5,536
Liability for loans eligible for repurchase from GNMA	84,006	80,794
Deferred income tax liabilities, net	758	2,364
Other liabilities	9,515	11,033
Total liabilities	1,062,413	1,018,998

Stockholders' equity
Common stock, par value $0.01, shares authorized – 100,000,000; shares issued: 25,867,117 and outstanding: 25,817,744 at March 31, 2016; shares issued: 25,845,566 and outstanding: 25,796,193 at December 31, 2015	264	264
Additional paid-in capital	271,212	270,906
Retained earnings	(47,065)	(9,542)
Total stockholders' equity	224,411	261,628
Total liabilities and stockholders' equity	$1,286,824	$1,280,626

Stonegate Mortgage Corporation
GAAP Reconciliation
(Unaudited)

We calculate adjusted net (loss) income from continuing operations and adjusted diluted (loss) earnings per share from continuing operations as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted net (loss) income from continuing operations and adjusted diluted (loss) earnings per share from continuing operations exclude certain items that we do not consider part of our core operating results, including changes in valuation inputs and assumptions on our MSRs, stock-based compensation expenses, severance expenses and sale or disposal of long-lived assets. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for (loss) income before income taxes from continuing operations, net (loss) income from continuing operations or diluted (LPS) EPS from continuing operations prepared in accordance with GAAP.

	Three Months Ended
(In thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Net (loss) income from continuing operations	$(37,523)	$1,053	$(9,553)
Adjustments:
Changes in valuation inputs and assumptions on MSRs	35,720	(4,130)	24,190
Stock-based compensation expense	306	278	822
Severance expense	—	202	—
Results from discontinued retail branches	64	—	—
Tax effect of adjustments	(1,635)	3,789	(9,780)
Adjusted net (loss) income	$(3,068)	$1,192	$5,679

Diluted (loss) income per share	$(1.45)	$0.04	(0.37)
Adjustments:
Changes in valuation inputs and assumptions on MSRs	1.38	(0.16)	0.94
Stock-based compensation expense	0.01	0.01	0.03
Severance expense	—	0.01	—
Results from discontinued retail branches	—	—	—
Tax effect of adjustments	(0.06)	0.15	(0.38)
Adjusted diluted (loss) earnings per share	$(0.12)	$0.05	$0.22

Forward Looking Statements

Various statements contained in this earnings release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward- looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this earnings release speak only as of the date of this earnings release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our 2015 Annual Report on Form 10-K filed on March 15, 2016 and any revisions to those Risk Factors in subsequent filings, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Media:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay
212-446-1864
wclay@sloanepr.com
or
Investor:
Stonegate Mortgage Corporation
Michael McFadden
317-663-5904
michael.mcfadden@stonegatemtg.com